UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 27, 2007 (December 25, 2007)

AMPAL-AMERICAN ISRAEL CORPORATION
(Exact Name of Registrant as Specified in Charter)

New York	0-538	13-0435685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Arlozorov Street Tel Aviv, Israel	62098
(Address of Principal Executive Offices)	(Zip Code)

(866) 447-8636
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 25, 2007, Ampal-American Israel Corporation (Nasdaq: AMPL) entered into an Option Agreement, dated December 25, 2007 (the "Option Agreement") with Merhav (M.N.F) Ltd. ("Merhav") providing Ampal with the option to acquire up to a 35% equity interest in a sugarcane ethanol production project (the "Project") in Colombia being developed by Merhav. The option expires on the earlier of December 25, 2008 or the date on which both (i) Merhav has obtained third-party debt financing for the Project and (ii) an unaffiliated third party holds at least a 25% equity interest in the Project. The Option Agreement provides that the purchase price for any interest in the Project purchased by Ampal pursuant to the Option Agreement will be (A) with respect to any portion of such interest being purchased by conversion of the outstanding balance of the Promissory Note referred to below, the lesser of (i) a price based on a currently agreed valuation model as updated from time to time to reflect changes in project, financing and other similar costs (the “Valuation Model”) as such updates are reviewed by Houlihan Lokey Howard & Zukin at the time of the option’s exercise or (ii) the lowest price paid by any unaffiliated third party for an interest in the Project, or (B) with respect to any portion of such interest in the Project being purchased in excess of the balance of the Promissory Note, the lowest price paid by an unaffiliated third party for its interest in the Project, unless no unaffiliated third party has purchased an interest in the Project, in which case the purchase price will be based on the Valuation Model. Merhav is a multinational corporation with interests in a range of sectors, including energy, infrastructure projects, and agriculture.

As partial consideration for the option, Ampal has loaned Merhav $10 million to fund the purchase of the 11,000 hectares of property in Colombia required for growing sugarcane and the construction of an ethanol production facility for the Project, pursuant to a Promissory Note, dated as of December 25, 2007, by Merhav in favor of Ampal (the “Promissory Note”). Ampal has agreed to advance up to an additional $10 million to fund the Project pursuant to the Promissory Note. The loan bears interest at an annual rate equal to LIBOR plus 2.25%, and will be convertible into all or a portion of the equity interest purchased pursuant to the option.

As security for the loan, Merhav has pledged to Ampal, pursuant to a Pledge Agreement, dated December 25, 2007, between Merhav and Ampal (the “Pledge Agreement), all of the shares of Ampal’s Class A Stock, par value $1.00 per share, owned by Merhav.

Yosef A. Maiman, the Chairman, President and CEO of Ampal and a member of the controlling shareholders group of Ampal, is the sole owner of Merhav. Because of the foregoing relationship, a special committee of the Board of Directors composed of Ampal’s independent directors negotiated and approved the transaction. Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which has been retained as financial advisor to the special committee, advised the special committee on this transaction.

The foregoing descriptions of the Option Agreement, Promissory Note and Pledge Agreement do not purport to be complete and are qualified in their entirety by reference to the agreements, which Ampal intends to file as exhibits to its next annual report on form 10-K.

A copy of the Company’s press release announcing the entry into the Option Agreement is attached hereto as Exhibit 99.1 and is incorporated in this report by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated December 25, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: December 27, 2007	By:	/s/Yoram Firon
		Name:	Yoram Firon
		Title:	Vice President – Investments and Corporate Affairs

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

99.1	Press release of Ampal-American Israel Corporation, dated December 25, 2007.